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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*
                                              -
                               Administaff, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  00 7094 105
                  --------------------------------------------
                                 (CUSIP Number)


                               December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

         [ ]     Rule 13d-1(b)
         [ ]     Rule 13d-1(c)
         [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-----------------------------                       ----------------------------
  CUSIP NO. 00 7094 105                                  PAGE 2 OF 6 PAGES
-----------------------------                       ----------------------------

================================================================================
      1       NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                       Gerald M. McIntosh
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (SEE INSTRUCTIONS)

              (a) [ ]

              (b) [ ]

--------------------------------------------------------------------------------
     3        SEC USE ONLY


--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER

            NUMBER OF                    233,364
             SHARES          ---------------------------------------------------
          BENEFICIALLY        6      SHARED VOTING POWER
            OWNED BY
              EACH                       100 (*)
            REPORTING        ---------------------------------------------------
             PERSON           7      SOLE DISPOSITIVE POWER
              WITH
                                         233,364
                             ---------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                         100 (*)
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       738,201 (**)
--------------------------------------------------------------------------------
      10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------
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                                                    ----------------------------
                                                         PAGE 3 OF 6 PAGES
                                                    ----------------------------

--------------------------------------------------------------------------------
      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       5.5%
--------------------------------------------------------------------------------
      12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                       IN
================================================================================

         (*) Represents 100 shares held by Jerry McIntosh and Bobbi McIntosh TNCOM.

         (**) Includes 2,500 exercisable stock options (rights to buy), 100 shares held by Jerry McIntosh and Bobbi McIntosh TNCOM, 100,000 shares held by the G&B McIntosh Family Limited Partnership, 130,864 shares held by Gerald M. McIntosh and Barbara McIntosh, Trustees FBO McIntosh Revocable Trust and 504,737 shares held by David W. Russell, Trustee for the McIntosh Charitable Remainder UniTrust.



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                                                    ----------------------------
                                                         PAGE 4 OF 6 PAGES
                                                    ----------------------------
ITEM 1.


    Item 1(a)        Name of Issuer:                   Administaff, Inc.
                     --------------

    Item 1(b)        Address of Issuer's
                     Principal Executive Offices:     19001 Crescent Springs
                     ---------------------------      Kingwood, Texas 77339-3802

ITEM 2.

    Item 2(a)        Name of Person Filing:           Gerald M. McIntosh
                     ---------------------

    Item 2(b)        Address of Principal
                     Business Office or, if none,
                     Residence:                       3302 Riverlawn Dr.
                     ---------                        Kingwood, Texas 77339

    Item 2(c)        Citizenship:                     United States
                     -----------

    Item 2(d)        Title of Class of Securities:    Common Stock, par value
                     ----------------------------     $0.01 per share

    Item 2(e)        CUSIP Number:                    00 7094 105
                     ------------

ITEM 3.              IF THIS STATEMENT IS FILED PURSUANT TO RULE
                     SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK
                     WHETHER THE PERSON FILING IS A:

                     Not Applicable.

ITEM 4.              OWNERSHIP

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                     (a)  Amount Beneficially Owned: See Cover Page Item 9

                     (b)  Percent of Class: See Cover Page Item 11

                     (c)  Number of shares as to which such person has:

                                 (i)   Sole power to vote or to direct the vote:
                                       See Cover Page Item 5

                                 (ii)  Shared power to vote or to direct the
                                       vote:  See Cover Page Item 6
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                                                    ----------------------------
                                                         PAGE 5 OF 6 PAGES
                                                    ----------------------------

                                 (iii) Sole power to dispose or to direct the
                                       disposition of: See Cover Page Item 7

                                 (iv) Shared power to dispose or to direct the disposition: See Cover Page Item 8

ITEM 5.              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                     Not Applicable.

ITEM 6.              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                     ANOTHER PERSON

                     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                     Not Applicable.

ITEM 8.              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                     Not Applicable.

ITEM 9.              NOTICE OF DISSOLUTION OF GROUP

                     Not Applicable.

ITEM 10.             CERTIFICATION

                     Not Applicable.


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                                                         PAGE 6 OF 6 PAGES
                                                    ----------------------------


                                    SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 11, 2000
                                             -----------------------------------
                                                            Date


                                                 /s/ Gerald M. McIntosh
                                             -----------------------------------
                                                         Signature


                                                     GERALD M. MCINTOSH



ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).